As filed with the Securities and Exchange Commission on July 1, 2011
Registration No. 333- _________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
__________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________________

FIRST CALIFORNIA FINANCIAL GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	38-3737811 (I.R.S. Employer Identification No.)

3027 Townsgate Road, Suite 300
Westlake Village, California 91361
(805) 322-9655

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

First California 2007 Omnibus Equity Incentive Plan
(Full title of the plan)

Romolo Santarosa
Senior Executive Vice President and Chief Operating Officer/Chief Financial Officer
First California Financial Group, Inc.
3027 Townsgate Road, Suite 300
Westlake Village, California 91361
(805) 322-9655
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gregg A. Noel, Esq. Jonathan Ko, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue Los Angeles, California 90071 (213) 687-5000 (213) 687-5600 – Facsimile

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if smaller reporting company)

__________________________________

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $0.01 per share	2,000,000	$3.54	$7,080,000	$822

(1)
This Registration Statement also covers any additional shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that become issuable under the Registrant’s 2007 Omnibus Equity Incentive Plan (the “2007 Plan”) by reason of any stock splits, stock dividends, recapitalization or other similar transaction.

(2)
Estimated solely for the purpose of determining the amount of the registration fee and computed in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of the Common Stock on the Nasdaq Global Market on June 27, 2011.

EXPLANATORY NOTE

This Registration Statement has been filed to register an additional 2,000,000 shares of Common Stock issuable by First California Financial Group, Inc. (the “Company”) pursuant to the 2007 Plan.

The additional shares of Common Stock to be registered by this Registration Statement are of the same class as those securities covered by the Company’s Registration Statement on Form S-8 previously filed on July 16, 2007 (File No. 333-144617) (the “Previous S-8”).  Pursuant to General Instruction E to Form S-8, the contents of the Previous S-8 are incorporated herein by reference and this Registration Statement consists of only those items required by such instruction.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The documents containing the information specified in this Item have been or will be sent or given to each participant as specified by Rule 428(b)(1) under the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item have been or will be sent or given to each participant as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company hereby incorporates herein by reference the following documents filed with the Securities and Exchange Commission (the “Commission”):

A.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Commission on March 30, 2011;

B.	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011 filed with the Commission on May 16, 2011;

C.	The Company’s Current Reports on Form 8-K filed with the Commission on February 25, 2011, May 9, 2011, May 27, 2011 and June 2, 2011;

D.	Definitive Proxy Statement on Schedule 14A filed with the Commission on April 21, 2011; and

E.	Description of the Common Stock contained in Amendment No. 2 to the Company’s Registration Statement on Form S-1 (File No. 333-160816) filed with the Commission on March 17, 2010.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all of the shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that the Company is not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, unless, and only to the extent, specified in any Current Report on Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall only be deemed to be part of this Registration Statement as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

    Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding if that person acted in good faith and in a manner that person reasonably believes to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith.

Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because that person has met the standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Article VI of the Company’s amended and restated by-laws contains provisions that required us to indemnify our directors, officers and employees to the fullest extent permitted by Delaware law.

Item 7.	Exemption from Registration Claimed.

    Not applicable.

Item 8.	Exhibits.

EXHIBIT NUMBER	DESCRIPTION
4.1
Amended and Restated Certificate of Incorporation of First California Financial Group, Inc. (Exhibit 3.1 to Form 10-K filed on March 5, 2010 by First California Financial Group, Inc. and incorporated herein by this reference).

4.2
Amended and Restated By-Laws of First California Financial Group, Inc. (Exhibit 3.2 to Form 10-Q filed on August 13, 2007 by First California Financial Group, Inc. and incorporated herein by this reference).

4.3	Specimen of Common Stock Certificate. (Exhibit 4.3 to Form S-8 filed on March 19, 2007 by First California Financial Group, Inc. and incorporated herein by this reference).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding validity of the common stock being registered.

10.1	First California 2007 Omnibus Equity Incentive Plan (Exhibit 10.1 to Form 8-K filed on June 2, 2011 by First California Financial Group, Inc. and incorporated herein by this reference).

10.2	Form of Restricted Share Award Agreement under First California 2007 Omnibus Equity Incentive Plan.

10.3	Form of Stock Option Agreement under First California 2007 Omnibus Equity Incentive Plan.

23.1	Consent of Moss Adams LLP.

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature pages to the Registration Statement).

Item 17.	Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on July 1, 2011.

FIRST CALIFORNIA FINANCIAL GROUP, INC.

By:	/s/C.G. Kum
Name:	C.G. Kum
Title:	President and Chief Executive Officer

Power of Attorney

Each person whose signature appears below appoints C.G. Kum and Romolo Santarosa, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (and any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, for the offering to which this registration statement relates) and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in fact and agents or any of them or their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ C.G. Kum	Director, President and Chief Executive Officer
C.G. Kum	(Principal Executive Officer)	July 1, 2011

/s/ Romolo Santarosa	Senior Executive Vice President, and Chief Operating
Romolo Santarosa	Officer/Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 1, 2011

/s/Robert E. Gipson	Chairman of the Board of Directors	July 1, 2011
Robert E. Gipson

/s/Richard D. Aldridge	Director	July 1, 2011
Richard D. Aldridge

/s/Donald E. Benson	Director	July 1, 2011
Donald E. Benson

/s/John W. Birchfield	Director	July 1, 2011
John W. Birchfield

/s/ Joseph N. Cohen	Director	July 1, 2011
Joseph N. Cohen

/s/ Antoinette T. Hubenette, M.D.	Director	July 1, 2011
Antoinette T. Hubenette, M.D.

/s/ Thomas Tignino	Director	July 1, 2011
Thomas Tignino

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
4.1
Amended and Restated Certificate of Incorporation of First California Financial Group, Inc. (Exhibit 3.1 to Form 10-K filed on March 5, 2010 by First California Financial Group, Inc. and incorporated herein by this reference).

4.2
Amended and Restated By-Laws of First California Financial Group, Inc. (Exhibit 3.2 to Form 10-Q filed on August 13, 2007 by First California Financial Group, Inc. and incorporated herein by this reference).

4.3	Specimen of Common Stock Certificate. (Exhibit 4.3 to Form S-8 filed on March 19, 2007 by First California Financial Group, Inc. and incorporated herein by this reference).
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding validity of the common stock being registered.
10.1	First California 2007 Omnibus Equity Incentive Plan (Exhibit 10.1 to Form 8-K filed on June 2, 2011 by First California Financial Group, Inc. and incorporated herein by this reference).
10.2	Form of Restricted Share Award Agreement under First California 2007 Omnibus Equity Incentive Plan.
10.3	Form of Stock Option Agreement under First California 2007 Omnibus Equity Incentive Plan.
23.1	Consent of Moss Adams LLP.
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature pages to the Registration Statement).